Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

GAAP EPS of $1.18; Adjusted EPS of $1.03, 8% ahead of Q2 2015 ($0.95, excluding divestment)

Strong EBITDA performance at 19% of sales; significant cash generation resulting in only $4.7 million of net debt

All businesses performed well – Oilfield Services improved over Q1 as anticipated

Positioned very well for both organic growth and further acquisitions

Englewood, CO – August 2, 2016 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2016.

Total net sales for the quarter were $228.0 million, down 6 percent from the $242.9 million reported in the corresponding quarter last year. Net income was $28.9 million, $1.18 per diluted share, compared to $34.5 million, or $1.40 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and acquisition fair value adjustments) for the quarter was $44.3 million, a 28 percent increase from $34.7 million in 2015’s second quarter. The figures for the second quarter of 2015 included the Aroma Chemicals business, which was divested in July 2015 and contributed $11.6 million of sales revenue, EBITDA of $2.3 million and $0.07 of diluted EPS.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.03 per diluted share, compared to $1.02 per diluted share a year ago. Innospec closed the quarter in a net debt position of $4.7 million. Cash generation for the quarter was strong with operating cash inflows of $50.4 million, before capital expenditures of $4.4 million.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2016			Quarter ended June 30, 2015
(in millions, except share and per share data)	Income before income taxes	Net Income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$36.4	$28.9	$1.18	$51.8	$34.5	$1.40

Foreign currency exchange (gains)/losses	(8.5)	(6.8)	(0.28)	4.7	3.5	0.14
Amortization of acquired intangible assets	4.3	3.4	0.14	4.3	3.2	0.13
Adjustment to fair value of contingent consideration	(2.4)	(1.5)	(0.06)	(26.6)	(16.1)	(0.65)
Acquisition-related costs	1.0	1.0	0.04	—	—	—
Adjustment of income tax provisions	0.4	0.4	0.01	—	—	—

	(5.2)	(3.5)	(0.15)	(17.6)	(9.4)	(0.38)

Adjusted non-GAAP amounts	$31.2	$25.4	$1.03	$34.2	$25.1	$1.02

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This has been a very good quarter for Innospec. Not only have we posted good results, but the signs from our underlying markets are more positive than they have been for some time. Our cash generation for the quarter was exceptional. Our GAAP EPS was $1.18 and our adjusted EPS of $1.03 per share matched the strong comparative period, despite some continued market challenges and the Aroma divestment. Our financial discipline has further strengthened our balance sheet to a point where our net debt is negligible.”

“The performance in Fuel Specialties was pleasing as revenues improved. Demand in this market is far from strong, but when combined with our new product offerings, this has allowed us to continue to grow, especially in the EMEA and Asia Pacific regions.”

“Performance Chemicals has once again delivered an excellent quarter of impressive growth at good margins, showing the success of our strategy which is focused on innovative technology for skincare, haircare and suncare. Our manufacturing investment to meet the increased demand is coming on stream at just the right time. We continue to pursue acquisition candidates in Personal Care and the wider Performance Chemicals markets.”

“Market conditions in Oilfield Services continue to remain a challenge. While the business is heading in the right direction, and there are certainly some signs of increased customer activity, it remains well below prior year levels. We will need to see a further improvement in commodity prices, sustained over a significant period, before this business can resume its previous growth trend. Nevertheless, each month in the quarter was an improvement on the one before, indicating that there are positive trends in the Oilfield market.”

“In Octane Additives, we delivered the latest order as previously indicated, although the final portion will be shipped in the third quarter. We have no further visibility on future orders at this stage.”

Net sales in Fuel Specialties were $129.3 million for the quarter, a 6 percent increase from $121.8 million last year, driven by a good performance in the core business, and strong demand in aviation as volume improvement of 8 percent and a positive currency impact of 1 percent offset the price/mix reduction of 3 percent. Sales performance was excellent in EMEA and Asia Pacific. In the Americas, the business was down against a very strong comparative quarter. Gross margins of 33.8 percent were similar to the first quarter of 2016, but slipped by 2.3 percentage points from last year as a result of a weaker sales mix in the core business. Operating income for the quarter was $24.2 million down slightly from $25.6 million a year ago.

In Performance Chemicals, excluding the divestment of Aroma Chemicals (sales of $11.6 million), net sales of $35.3 million were up 9 percent against 2015’s second quarter. Adjusting for the divestment, volume growth of 11 percent offset 1 percent lower pricing and an adverse currency impact of 1 percent. On the same basis, gross margins expanded over 4 percentage points to 32.0 percent benefitting from a richer sales mix and operating income was up by 81 percent from a year ago at $4.7 million.

In Oilfield Services, sales of $46.5 million were down 34 percent on the second quarter of 2015, driven by a reduction in customer activity, especially in completion as overall volumes declined by 16 percent and there was an adverse price/mix of 18 percent. However, as expected, sales were up 28 percent sequentially over the first quarter of 2016. A favorable sales mix helped drive an improvement of 2.6 percentage points in gross margins in the quarter and operating expenses in this business were down 8 percent compared to prior year, driven by our cost reduction programs. The business made an operating loss of $1.6 million during the quarter, compared to a $5.0 million profit in the same quarter last year. However, as anticipated, this represents good progress on the operating loss of $5.5 million reported in the first quarter of 2016.

In Octane Additives, net sales for the quarter were $16.9 million as expected compared to $6.5 million a year ago. The segment’s gross margin was 62.7 percent benefitting from increased production volumes. Octane Additives reported an operating income of $9.6 million during the quarter, compared to $2.8 million in last year’s second quarter.

Corporate costs for the quarter were $12.4 million, compared with $7.4 million a year ago. In this quarter there were $1.0 million of acquisition-related costs and the comparative quarter included a substantial recovery of legal costs. The effective tax rate for the quarter was 20.6 percent, and the expected tax rate for the full year remains at 20 percent.

Net cash generated from operations was $50.4 million, compared to the $36.9 million a year ago. As of June 30, 2016, Innospec had $153.2 million in cash and cash equivalents, and total debt of $157.9 million. In the second quarter, the Company paid $8.1 million to shareholders as the semi-annual dividend.

Mr. Williams concluded,

“We are very pleased with our performance in the quarter, despite the continuing challenges of some of our markets. This strong performance reflects the benefit of having a range of businesses in a balanced portfolio. Fuel Specialities made good progress, while Performance Chemicals continued its excellent growth based on further new product development. As we predicted, Oilfield Services continued the improvement trend we saw at the end of the first quarter, through the second quarter and is now back to break even as we enter the third quarter. Conditions in this market remain difficult, but we believe the outlook is better than it has been for some time.”

“Our cash generation was strong in the quarter which has further strengthened our balance sheet. With net debt down to only $4.7 million, we consider ourselves to be well placed to continue our balanced capital management program, and pursue the pipeline of acquisition opportunities throughout the rest of the year.”

“We enter the second half of the year with a positive outlook, and we believe there are continued clear signs that our strategy is right on track to deliver further growth and shareholder value.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts and Performance Chemicals, excluding the divestment of Aroma Chemicals. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange (gains)/losses, amortization of acquired intangible assets, adjustment to fair value of contingent consideration, acquisition-related costs and adjustment of income tax provisions. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care market, focusing on skincare, haircare and suncare. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including those associated with the United Kingdom’s exit from the European Union and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Net sales	$228.0	$242.9	$440.1	$512.1
Cost of goods sold	(142.5)	(155.4)	(278.4)	(342.8)

Gross profit	85.5	87.5	161.7	169.3
Operating expenses:
Selling, general and administrative	(53.1)	(50.2)	(97.0)	(98.9)
Research and development	(6.2)	(6.5)	(13.1)	(12.7)
Adjustment to fair value of contingent consideration	2.4	26.6	4.0	23.1
Loss on disposal of subsidiary	—	—	(1.4)	—

Total operating expenses	(56.9)	(30.1)	(107.5)	(88.5)

Operating income	28.6	57.4	54.2	80.8
Other net income/(expense)	8.5	(4.7)	8.2	(3.2)
Interest expense, net	(0.7)	(0.9)	(1.5)	(1.9)

Income before income taxes	36.4	51.8	60.9	75.7
Income taxes	(7.5)	(17.3)	(13.1)	(23.3)

Net income	$28.9	$34.5	$47.8	$52.4

Earnings per share:
Basic	$1.21	$1.43	$1.99	$2.16
Diluted	$1.18	$1.40	$1.95	$2.12
Weighted average shares outstanding (in thousands):
Basic	23,973	24,202	23,996	24,251
Diluted	24,443	24,671	24,462	24,761

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS

	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2016	2015	2016	2015
Net sales:
Fuel Specialties	$129.3	$121.8	$252.7	$265.3
Performance Chemicals	35.3	43.9	70.0	90.7
Oilfield Services	46.5	70.7	82.7	137.4
Octane Additives	16.9	6.5	34.7	18.7

	228.0	242.9	440.1	512.1

Gross profit:
Fuel Specialties	43.7	44.0	85.7	85.9
Performance Chemicals	11.3	11.3	22.1	23.4
Oilfield Services	19.9	28.4	31.5	50.4
Octane Additives	10.6	3.8	22.4	9.6

	85.5	87.5	161.7	169.3

Operating income/(loss):
Fuel Specialties	24.2	25.6	48.1	49.1
Performance Chemicals	4.7	4.7	9.1	9.5
Oilfield Services	(1.6)	5.0	(7.1)	6.6
Octane Additives	9.6	2.8	20.6	7.9
Pension credit	1.7	0.1	3.5	0.1
Corporate costs	(12.4)	(7.4)	(22.6)	(15.5)

	26.2	30.8	51.6	57.7
Adjustment to fair value of contingent consideration	2.4	26.6	4.0	23.1
Loss on disposal of subsidiary	—	—	(1.4)	—

Total operating income	$28.6	$57.4	$54.2	$80.8

Schedule 2B

NON-GAAP MEASURES

	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2016	2015	2016	2015
Net income	$28.9	$34.5	$47.8	$52.4
Interest expense, net	0.7	0.9	1.5	1.9
Income taxes	7.5	17.3	13.1	23.3
Depreciation and amortization	9.6	8.6	18.7	16.9
Adjustment to fair value of contingent consideration	(2.4)	(26.6)	(4.0)	(23.1)

EBITDA	44.3	34.7	77.1	71.4

Fuel Specialties	25.5	26.7	50.5	51.2
Performance Chemicals	6.3	6.3	12.2	12.7
Oilfield Services	2.9	9.4	1.8	15.3
Octane Additives	9.8	2.9	20.9	8.1
Pension credit	1.7	0.1	3.5	0.1
Corporate costs	(10.4)	(6.0)	(18.6)	(12.8)

	35.8	39.4	70.3	74.6
Loss on disposal of subsidiary	—	—	(1.4)	—
Other net income/(expense)	8.5	(4.7)	8.2	(3.2)

EBITDA	$44.3	$34.7	$77.1	$71.4

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$153.2	$136.9
Short-term investments	—	4.8
Trade and other accounts receivable	136.9	137.4
Inventories	155.1	159.9
Current portion of deferred tax assets	8.5	8.8
Prepaid expenses	5.2	6.1
Prepaid income taxes	4.9	3.0
Other current assets	—	1.8

Total current assets	463.8	458.7
Net property, plant and equipment	78.0	76.0
Goodwill	267.4	267.4
Other intangible assets	156.6	168.7
Deferred finance costs	1.2	1.4
Deferred tax assets, net of current portion	1.4	1.4
Pension asset	60.4	55.5
Other non-current assets	2.3	0.9

Total assets	$1,031.1	$1,030.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	50.7	52.2
Accrued liabilities	72.7	84.1
Current portion of finance leases	1.1	0.7
Current portion of plant closure provisions	5.7	6.4
Current portion of accrued income taxes	12.3	7.9
Current portion of acquisition-related contingent consideration	6.5	54.6
Current portion of deferred income	0.2	0.2

Total current liabilities	149.2	206.1
Long-term debt, net of current portion	154.0	133.0
Finance leases, net of current portion	2.8	2.4
Plant closure provisions, net of current portion	32.9	31.3
Unrecognized tax benefits, net of current portion	3.5	3.9
Deferred tax liabilities, net of current portion	38.6	37.7
Pension liability	9.7	9.2
Deferred income, net of current portion	0.6	0.6
Other non-current liabilities	0.3	0.5
Equity	639.5	605.3

Total liabilities and equity	$1,031.1	$1,030.0

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2016	2015
Cash Flows from Operating Activities
Net income	$47.8	$52.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18.9	17.3
Adjustment to fair value of contingent consideration	(4.0)	(23.1)
Deferred taxes	1.1	10.5
Changes in working capital	(6.6)	1.7
Excess tax benefit from stock-based payment arrangements	(0.1)	(0.7)
Accrued income taxes	1.6	0.5
Movement on plant closure provisions	0.9	1.4
Loss on disposal of subsidiary	1.4	—
Cash contributions to defined benefit pension plans	(0.6)	(5.2)
Non-cash movements on defined benefit pension plans	(3.2)	0.3
Stock option compensation	1.9	1.8
Movements on unrecognized tax benefits	(0.4)	0.1
Movements on other non-current assets and liabilities	(1.7)	(1.9)

Net cash provided by operating activities	57.0	55.1
Cash Flows from Investing Activities
Capital expenditures	(7.5)	(7.3)
Business combinations, net of cash acquired	1.8	—
Internally developed software	—	(5.1)
Purchase of short-term investments	—	(3.7)
Sale of short-term investments	4.7	3.0

Net cash used in investing activities	(1.0)	(13.1)
Cash Flows from Financing Activities
Non-controlling interest	—	0.4
Proceeds from revolving credit facility	21.0	—
Repayments of finance leases and term loans	(0.4)	(0.4)
Payment for acquisition-related contingent consideration	(44.0)	—
Excess tax benefit from stock-based payment arrangements	0.1	0.7
Dividend paid	(8.1)	(7.3)
Issue of treasury stock	0.3	0.7
Repurchase of common stock	(8.2)	(11.4)

Net cash used in financing activities	(39.3)	(17.3)
Effect of foreign currency exchange rate changes on cash	(0.4)	(0.9)

Net change in cash and cash equivalents	16.3	23.8
Cash and cash equivalents at beginning of period	136.9	41.6
Reclassification of cash to assets held for sale	—	(1.1)

Cash and cash equivalents at end of period	$153.2	$64.3

Amortization of deferred finance costs of $0.2 million (2015 - $0.4 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.